Exhibit 99

SOUTHWEST AIRLINES CO.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

I. PURPOSE

The purpose of the SOUTHWEST AIRLINES CO. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN is to benefit and advance the interests of the Company and its shareholders by (i) attracting and retaining highly-qualified key Employees, Directors, and Advisors for the Company and its Affiliates; (ii) providing additional incentives to such individuals to contribute to the long-term success of the Company; and (iii) further aligning the interests of such individuals with those of the Company’s shareholders.

This plan amends and restates the Southwest Airlines Co. 2007 Equity Incentive Plan, which first became effective on May 16, 2007. To the extent permitted by applicable laws, rules, or regulations, including the rules of any stock exchange or automated quotation system upon which the Company’s Common Stock is listed or quoted, the Committee shall have the power, in its sole discretion, to apply any or all of the amendments effected hereby to outstanding Awards previously granted hereunder.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan, unless specifically modified by any provision of the Plan:

(a) “Advisor” means any natural person performing advisory or consulting services for the Company or any Subsidiary, with or without compensation, to whom the Company chooses to grant an Award under the Plan; provided that (i) bona fide services must be rendered by such person; and (ii) such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization that directly or indirectly controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c) “Agreement” means an agreement, certificate, or other documentation (in each case, whether in written, electronic, or other format) governing the grant of an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(d) “Award” means any grant of Options, Restricted Stock Awards, Restricted Stock Units, unrestricted shares of Common Stock, Stock Appreciation Rights, Phantom Shares, or any combination of any of the above granted under the Plan, whether or not granted as a Performance Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any rules and regulations promulgated thereunder.

(g) “Committee” means the committee(s) appointed by the Board to administer the Plan, in accordance with Section IV (a) of the Plan.

(h) “Common Stock” means the common stock, par value $1.00 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section XIII of the Plan.

(i) “Company” means Southwest Airlines Co., a Texas corporation.

(j) “Deductible Stock Awards” means (i) Options, (ii) Stock Appreciation Rights, and (iii) any other types of Awards designed to satisfy the Section 162(m) Exception.

(k) “Director” means an individual who is a member of the Board.

(l) “Employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” of a share of Common Stock on a given date means, unless otherwise determined by the Committee, the closing price of a share of Common Stock as reported by the primary national securities exchange on which such stock is listed. If no sale shall have been made on that day, unless otherwise determined by the Committee, fair market value will be determined by reference to the last preceding date on which the price of the Common Stock is reported by such exchange. In the event the Common Stock is no longer listed for trading on a national securities exchange, the Committee may designate such other market or source of data as it deems appropriate for determining such value for purposes of the Plan. Notwithstanding anything to the contrary in the foregoing, the fair market value for purposes of grants under the Plan shall be determined in a manner consistent with avoiding adverse tax consequences under Section 409A.

(o) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(p) “Plan Limit” has the meaning section forth in Section V of the Plan.

(q) “Non-Employee Director” means of member of the Board who is not an Employee of the Company or any of its Affiliates.

(r) “Non-Qualified Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(s) “Option” means a right granted to a Participant under Section VII of the Plan to purchase shares of Common Stock at such time and price, and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Options may be Incentive Stock Options or Non-Qualified Stock Options.

(t) “Participant” means an Employee, Director, or Advisor to whom an Award has been granted under the Plan.

(u) “Performance Award” means an Award granted to a Participant that is conditioned in some manner upon the achievement of one or more of the performance measures described in Section XII of the Plan.

(v) “Phantom Share” means a right granted to a Participant pursuant to Section XI of the Plan to receive, in the discretion of the Committee, cash or shares of Common Stock equal to the Fair Market Value or the appreciation in the Fair Market Value of a share of Common Stock, which grant is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(w) “Plan” means the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.

(x) “Plan Term” has the meaning set forth in Section III of the Plan.

(y) “Restricted Stock Award” means an Award of Common Stock granted under Section VIII of the Plan that is subject to the restrictions set forth in such Section and to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(z) “Restricted Stock Unit” means a right granted pursuant to Section IX of the Plan to receive in the future, in the discretion of the Committee, (a) a share of Common Stock; (b) a cash payment equal to the Fair Market Value of a share of Common Stock; or (c) a combination of Common Stock and cash, which Award is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(aa) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(bb) “Section 162(m)” means Section 162(m) of the Code.

(cc) “Section 162(m) Exception” means the exception under Section 162(m) for “qualified performance-based compensation.”

(dd) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(ee) “Service” means a Participant’s employment or service with the Company or any Affiliate of the Company, whether in the capacity of an Employee, a Director, or an Advisor. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Company or any Affiliate or because of a change in entity for which services are performed; provided, however, to the extent necessary to comply with the provisions of Section 409A, a termination of Service shall mean a “separation from service” within the meaning of Section 409A.

(ff) “Stand-Alone Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

(gg) “Stock Appreciation Right” means a right granted pursuant to Section X of the Plan to receive, in the discretion of the Committee, a payment in cash or shares of Common Stock equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified exercise price, as determined in accordance with Section X of the Plan and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Stock Appreciation Rights may be Tandem Stock Appreciation Rights or Stand-Alone Stock Appreciation Rights.

(hh) “Subsidiary” means a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code; provided that, with respect to Awards other than Incentive Stock Options, the term “Subsidiary” shall also be deemed to include a partnership, limited liability company, or other entity in which the Company controls, directly or indirectly, a majority of the voting power or equity interests.

(ii) “Substitute Award” means an Award granted pursuant to Section XIII(d) of the Plan.

(jj) “Tandem Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan originally became effective on May 16, 2007. As amended and restated, the Plan shall become effective upon the date of its approval by the shareholders of the Company. No Awards may be granted under the Plan after March 17, 2020 (the “Plan Term”). Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of the Awards.

IV. ADMINISTRATION

(a) Composition of the Committee. The Plan shall be administered by the Board or by a committee of, and appointed by, the Board that shall be comprised of at least two members of the Board; provided that, (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such committee shall consist of at least such number of Directors as is required from time to time by Rule 16b-3, and each such committee member shall satisfy the qualification requirements of such rule; (ii) with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such committee shall consist of at least such number of Directors as is required from time to time to satisfy the Section 162(m) Exception, and each such committee member shall satisfy the qualification requirements of such exception; and (iii) to the extent required under the rules of any stock exchange or automated quotation system on which the Common Stock is listed for trading or quoted, each member of such committee shall satisfy any “independence” or other requirements of such exchange or quotation system; provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clauses (i) and/or (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. Subject to (i) the limitations set forth in this Section IV and (ii) any limitations set forth in the Texas Business Organizations Code, as well as any other laws, rules, or regulations that may apply from time to time, the Committee shall have the authority to delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company.

(b) Powers of the Committee. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine (i) the recipients of Awards; (ii) the timing of Awards; (iii) the types of Awards to be granted; (iv) the number of shares or cash amounts payable in connection with Awards; and (v) the terms, conditions, restrictions, and/or limitations applicable to each Award in accordance with the terms of the Plan. To the extent the Committee determines that restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside of the United States, the Committee will have the authority and discretion to grant Awards to Employees, Directors, and Advisors outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

Subject to the express provisions of the Plan, and to the maximum extent permitted by law, the Committee shall also have the power (i) to interpret the Plan and the Agreements issued pursuant to the Plan; (ii) to establish, amend, and rescind any rules and regulations relating to the Plan; and (iii) to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Subject to the express provisions of the Plan (e.g., relating to repricing and minimum vesting requirements), the Committee shall have the authority to amend the terms of any outstanding Award or to waive any condition or restriction applicable to any Award in any manner that is not inconsistent with the terms of the Plan; provided, however, that no amendment may materially impair the rights of the holder thereof without the holder’s consent. Notwithstanding the foregoing, subject to the limitations of applicable law, the Committee may amend the terms of any Award without the affected Participant’s consent if necessary to comply with any law, regulation, judicial decision, accounting standards, regulatory guidance, or other legal requirement, or to comply with Section 409A. All decisions, determinations, and interpretations of the Committee regarding the Plan and its administration shall be final and binding.

With respect to any restriction in the Plan, or to which any Award is subject, that is based on the requirements of Rule 16b-3, Section 422 of the Code, the Section 162(m) Exception, Section 409A, the rules of any exchange upon which the Company’s securities are listed or automated quotation system upon which the Company’s securities are quoted, or any other applicable law, rule, or restriction, to the extent that any such restriction is no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restriction and/or to waive any such restriction with respect to outstanding Awards.

(c) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Agreements as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

V. SHARES SUBJECT TO THE PLAN

Subject to adjustment in accordance with Section XIII of the Plan (“Recapitalization or Reorganization”), the maximum number of shares of Common Stock that may be issued under the Plan (the “Plan Limit”) with respect to all types of Awards in the aggregate shall not exceed 18 million (including the 6 million shares originally authorized for issuance under the Plan). Subject to the remaining provisions of this Section V, no Award may be granted if the number of shares of Common Stock to be delivered in connection with such Award exceeds the number of shares of Common Stock remaining available under the Plan minus the number of shares of Common Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent all or a portion of an Award under the Plan (a) expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without an issuance of shares of common stock; or (b) in the case of Restricted Stock, is forfeited, the shares of Common Stock subject to the Award will again be available for Awards under the Plan, except that if any such shares of Common Stock could not again be available for Awards to a particular Participant under any applicable law or regulation, the shares will be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding any provision in the Plan to the contrary, subject to adjustment in accordance with Section XIII of the Plan, (i) the maximum number of shares of Common Stock with respect to which Deductible Stock Awards may be granted in the aggregate to any Participant during any calendar year may not exceed 1 million (regardless of whether settled in cash or shares of Common Stock); and (ii) the maximum number of shares of Common Stock with respect to which unrestricted shares of Common Stock, stock-settled Phantom Shares, and Awards to Non-Employee Directors may be granted during the Plan Term may not exceed 5 percent of the Plan Limit. Any shares of Common Stock underlying Substitute Awards shall not be counted against the limits set forth in this paragraph to the extent the grant of such Substitute Awards would not otherwise require shareholder approval pursuant to the rules of any stock exchange or applicable law. Subject to the limitations set forth in Sections VII(g) and X(f) of the Plan, Awards granted on the condition precedent of surrender of outstanding Awards shall not count against the limits set forth in this Section V until such time as such previous Awards are surrendered and cancelled.

The shares of Common Stock to be offered pursuant to Awards under the Plan may be authorized but unissued shares of Common Stock, shares of Common Stock previously issued and outstanding and reacquired by the Company, or both. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI. ELIGIBILITY

Awards may be granted to any Employee, Director, or Advisor; provided that Awards of Incentive Stock Options may only be granted to Employees of the Company or any parent or Subsidiary in accordance with Section VII(d) below.

VII. OPTIONS

(a) Grants of Options. The Committee may from time to time grant Options on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Option Term. The term of each Option shall be as specified by the Committee, but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Options. Options shall be exercisable in whole or in such installments and at such times as are determined by the Committee.

(d) Special Limitations on Incentive Stock Options. The maximum number of shares of Common Stock that may be issued under the Plan with respect to Incentive Stock Options shall be 18 million (including the 6 million shares originally authorized for issuance under the Plan), subject to the following limitations. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or Subsidiary at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and Subsidiary exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or Subsidiaries, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(e) Option Exercise Price and Payment of Exercise Price. The exercise price of an Option shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. Unless limited by the Committee, the Option exercise price may be paid, to the extent permitted by applicable law, as follows: (i) in cash, check, bank draft, or money order payable to the Company; (ii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock; (iii) by delivery (including by fax, telephonic, electronic, or other means in accordance with procedures determined by the Company) to the Company or its designated agent of an irrevocable Option exercise notice together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain shares of Common Stock purchased upon exercise of an Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price for the Option (provided that, with respect to such a cashless exercise, the Option shall be deemed exercised on the date of sale of the shares of Common Stock received upon exercise); (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

(f) Rights Upon Termination of Service. Subject to Section VII(d) above (regarding Incentive Stock Options), in the event of the termination of a Participant’s Service, such Participant’s Options that have not vested as of the date of termination shall automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date of termination. The vested portion of the Participant’s outstanding Options shall thereafter automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date that is the earliest to occur of the following (the “Option Termination Date”):

(i) The date of the Participant’s termination of Service for cause, including breach by the Participant of an employment agreement with the Company or an Affiliate or the Participant’s commission of a felony or misdemeanor (whether or not prosecuted) against the Company or an Affiliate;

(ii) The expiration of two years following the date of termination of a Participant’s Service other than for cause;

(iii) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide in the Participant’s Option Agreement; and

(iv) The expiration of ten years from the date of grant of such Option.

Upon the occurrence of any event described in this Section VII(f), any Participant who desires to exercise an Option prior to the Option Termination Date shall be required to provide notice of exercise prior to the close of trading on the New York Stock Exchange on the Option Termination Date.

(g) Restrictions on Repricing of Options. Subject to Section XIII of the Plan (“Recapitalization or Reorganization”), unless approved by the Company’s shareholders, no Option may be repriced, replaced, re-granted through cancellation, or modified if the effect would be to reduce the exercise price for the shares underlying the Option.

(h) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to an unexercised Option. The Participant shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of Common Stock have been registered in the Participant’s name or otherwise credited to the Participant.

(i) Option Agreements. Options granted under the Plan shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Options granted; (ii) the date of grant; (iii) the exercise price for the Options; (iv) whether such Options are Incentive Stock Options or Non-Qualified Stock Options; (v) the period during which such Options may be exercised and any vesting schedule applicable to such Options, including any applicable performance measures (as set forth in Section XII); (vi) the effect of termination of Service on the exercisability of the Options; and (vii) any other terms that the Committee deems appropriate.

VIII. RESTRICTED STOCK AWARDS AND UNRESTRICTED STOCK GRANTS

(a) Grants of Restricted Stock. The Committee may from time to time grant shares of Restricted Stock on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, as determined by the Committee. The Committee shall establish the vesting schedule applicable to each Restricted Stock Award, provided that (i) in no event shall any Restricted Stock Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33  1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that the shares will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section XII; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Rights and Restrictions Governing Restricted Stock. Common Stock awarded pursuant to a Restricted Stock Award shall be registered in the Participant’s name or otherwise credited to the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends or other distributions with respect to shares of Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other shareholder rights, except that (i) the Participant shall not be entitled to delivery of unrestricted shares until all conditions to vesting have been satisfied; (ii) the Participant may not sell, transfer, pledge, assign, exchange, hypothecate, or otherwise encumber or dispose of the shares until all conditions to vesting have been satisfied; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock.

(d) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service, any of such Participant’s shares of Restricted Stock that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Agreements. Restricted Stock Awards granted under the Plan shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of shares of Restricted Stock granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant for such Restricted Stock; (iv) the vesting schedule applicable to such Restricted Stock, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock; and (vi) any other terms that the Committee deems appropriate.

(g) Unrestricted Stock Grants. The Committee, in its sole discretion, may grant Awards of unrestricted Common Stock in recognition of outstanding achievements and performance or for any other reason it deems appropriate.

IX. RESTRICTED STOCK UNITS

(a) Grants of Restricted Stock Units. The Committee may from time to time grant Restricted Stock Units on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock Units. The Committee shall establish the vesting schedule applicable to each Restricted Stock Unit Award; provided that (i) in no event shall any Restricted Stock Unit Award that has a vesting schedule based on the passing of time have (or be accelerated such that is has) a vesting schedule of less than three years from the date of grant, and no more than 33  1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Unit Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that Restricted Stock Units will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section XII; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Settlement of Restricted Stock Units. On the date on which Restricted Stock Units vest (or at such other time or times as the Committee may provide), the holder of such Restricted Stock Units shall be entitled to receive, as determined by the Committee, one share of Common Stock for each Restricted Stock Unit that has vested, cash equal to the Fair Market Value of the shares subject to the Restricted Stock Units, or a combination of cash and shares. If Restricted Stock Units are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(d) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to outstanding Restricted Stock Units granted pursuant to this Section. The Participant shall be entitled to all of the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been issued pursuant to a Restricted Stock Unit Award and that have been registered in the Participant’s name or otherwise credited to the Participant.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service, any of such Participant’s Restricted Stock Units that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Unit Agreements. Restricted Stock Units granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Restricted Stock Units granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant in connection with such Restricted Stock Units; (iv) the vesting schedule applicable to such Restricted Stock Units, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock Units; and (vi) any other terms that the Committee deems appropriate.

X. STOCK APPRECIATION RIGHTS

(a) Grants of Stock Appreciation Rights. The Committee may from time to time grant Stock Appreciation Rights on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights in tandem with Stock Options (a “Tandem Stock Appreciation Right”) or not in tandem with Stock Options (a “Stand-Alone Stock Appreciation Right”).

(b) Term of Stock Appreciation Rights. The term of each Stock Appreciation Right shall be as specified by the Committee, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Stock Appreciation Rights. Stock Appreciation Rights shall be exercisable in whole or in such installments and at such times are determined by the Committee.

(d) Payment. A Stock Appreciation Right shall entitle the holder thereof to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price for the Stock Appreciation Right multiplied by the number of rights exercised. The exercise price of a Stock Appreciation Right shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted. Payment for Stock Appreciation Rights may be made in shares of Common Stock, cash equal to the Fair Market Value of the shares subject to the Stock Appreciation Right, or a combination of cash and shares. If Stock Appreciation Rights are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(e) Stock Appreciation Rights Granted in Tandem with Options. If a Stock Appreciation Right is granted in tandem with an Option, such Stock Appreciation Right may be granted at the same time as, or, in the case of a Non-Qualified Stock Option, subsequent to, the time the related Option is granted. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable. A Stock Appreciation Right granted in tandem with an Option shall entitle the holder either

(i) to exercise the related Option with respect to all or a portion of the vested shares underlying such Option; or

(ii) to exercise the Stock Appreciation Right by surrendering to the Company all or a portion of the related Option (to the extent vested), in which case the holder shall be entitled to receive from the Company in exchange therefore an amount equal to the excess of the Fair Market Value of the shares of Common Stock underlying the surrendered portion of such Option (determined as of the day preceding the surrender of such Option) over the aggregate Option exercise price for such shares.

The exercise of a Tandem Stock Appreciation Right shall cause the immediate and automatic cancellation of its related Option with respect to the number of shares underlying the surrendered portion of the Option. Likewise, the exercise of the related Option shall cause the immediate and automatic cancellation of the tandem Stock Appreciation Right with respect to the number of shares underlying the surrendered portion of the Tandem Stock Appreciation Right.

(f) Rights Upon Termination of Service and Restrictions on Repricing. The provisions of Section 7(f) (relating to Termination of Service) and Section 7(g) (relating to restrictions on repricing) shall apply equally to grants of Stock Appreciation Rights.

(g) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to unexercised Stock Appreciation Rights. The Participant shall be entitled to all of the privileges and rights of a shareholder only to the extent that shares of Common Stock have been issued pursuant to a Stock Appreciation Right Award and have been registered in the Participant’s name or otherwise credited to the Participant.

(h) Stock Appreciation Rights Agreements. Stock Appreciation Rights granted under the Plan shall be evidenced by a Stock Appreciation Rights Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Stock Appreciation Rights granted; (ii) the date of grant; (iii) the exercise price for the Stock Appreciation Rights; (iv) the period during which such Stock Appreciation Rights may be exercised and any vesting schedule applicable to such Stock Appreciation Rights, including any applicable performance measures (as set forth in Section XII); (v) the effect of termination of Service on the exercisability of the Stock Appreciations Rights; and (vi) any other terms that the Committee deems appropriate.

XI. PHANTOM SHARES

(a) Grants of Phantom Shares. The Committee may from time to time grant Phantom Shares on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from to time to time determine.

(b) Value of Phantom Shares. The value of a Phantom Share shall be determined by reference to the Fair Market Value of a share of Common Stock on a given date or over a period of time specified by the Committee. The Committee shall provide in the Agreement for one or more valuation dates on which (or over which) the value of the Phantom Shares granted pursuant to the Agreement shall be measured and fixed, and shall designate in the Agreement the number of such Phantom Shares with respect to which the value is to be calculated.

(c) Phantom Share Agreements. Phantom Shares granted under the Plan shall be evidenced by a Phantom Share Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Phantom Shares granted; (ii) the date of grant; (iii) the valuation date(s); (iv) any vesting schedule applicable to the Phantom Shares, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the Participant’s rights with respect to the Phantom Shares; (vi) the payment date(s) applicable to the Phantom Shares; and (vii) any other terms that the Committee deems appropriate.

XII. PERFORMANCE AWARDS

The grant, vesting, and/or exercisability of any Award may, in the Committee’s sole discretion, be conditioned, in whole or in part, on the attainment of performance targets related to one or more performance measures over a performance period, in which case, such Award shall constitute a Performance Award under the Plan.

(a) Performance Measures.

(i) Performance Awards that are not intended to qualify for the Section 162(m) Exception may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee shall determine.

(ii) Performance Awards that are intended to qualify for the Section 162(m) Exception based on the satisfaction of one or more performance measures shall be conditioned upon the achievement during a specified performance period of specified levels of one or more of the measures listed below. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date on which 25 percent of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events to the extent consistent with Section 162(m) of the Code. The performance measures established by the Committee may be based upon (1) the earnings or earnings per share of the Company or of any business unit of the Company designated by the Committee; (2) the net operating margin of the Company or of any business unit of the Company designated by the Committee; (3) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) any of the foregoing calculated on a “non-GAAP basis”; (8) the price of a share of Common Stock; (9) the Company’s market share; (10) the market share of a business unit of the Company designated by the Committee; (11) the Company’s sales; (12) the sales of a business unit of the Company designated by the Committee; (13) the economic value added; or (14) any combination of the foregoing. A measure that is calculated on a “non-GAAP basis” is a measure that is adjusted (to the extent consistent with the Section 162(m) Exception) to reflect the impact of special items, which items are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the Committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Accounting Standards Codification Topic 815 (previously issued as Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended); (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

(b) Determination of Awards. To the extent the Committee intends for Awards to qualify for the Section 162(m) Exception, prior to the Participants’ receipt of shares of Common Stock (or cash, as applicable) pursuant to such Awards (or prior to receipt of the Awards themselves, if applicable), the Committee shall certify whether the performance targets and measure(s) related to such Awards have been achieved. The Committee, in its sole discretion, may provide for a reduction in a Participant’s Performance Award during the performance period.

XIII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business; (ii) any merger or consolidation of the Company or any Affiliate; (iii) any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof; (iv) the dissolution or liquidation of the Company or any Affiliate; (v) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business; or (vi) any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share (if applicable) shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share (if applicable) shall be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a Subsidiary of an entity other than a previously wholly-owned Subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new Awards for Awards then outstanding hereunder, (i) all unvested Options then outstanding shall be accelerated and shall become exercisable in full, and all restrictions and/or performance measures with respect to any Award shall be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, Awards shall expire.

(d) Awards and Rights in Substitution for Awards Granted by Other Employers. Awards may be granted under the Plan from time to time in substitution for Awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(e) Shareholder Action. Any adjustment provided for in the above Subsections shall be subject to any required shareholder action.

(f) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

(g) Other. Notwithstanding anything to the contrary in this Section XIII, any adjustments made pursuant to this section shall be made in conformity with Section 409A to the extent necessary to avoid its application or adverse tax consequences thereunder.

XIV. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. In addition, the Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that, except as provided in Section XIII(c), no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant; and provided, further, that no amendment shall be made without approval of the shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Common Stock is listed for trading or quoted.

XV. MISCELLANEOUS

(a) No Right to An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award nor any other rights hereunder except as may be evidenced by an Award Agreement, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations with respect to any Award.

(b) No Employment/Board Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of an employment relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board or upon any Advisor any right to continue to provide services to the Company or any Affiliate.

(c) Other Laws; Withholding. By accepting any shares of Common Stock issued pursuant to an Award granted under the Plan, the Participant thereby represents and warrants to the Company that the purchase or receipt of such shares shall be for investment and not with a view to distribution; provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, or is, without such representation and warranty, exempt from registration under such Act. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Company may (i) endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Common Stock issued or transferred pursuant to any Award granted under this Plan; or (ii) otherwise note such restrictions with respect to Common Stock that is not certificated. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. This authority shall include the authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The Committee, in its sole discretion, may require, as a condition to the exercise of any Option or delivery of any shares of Common Stock, that an additional amount be paid in cash equal to the amount of any taxes owed as a result of such exercise or delivery.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. No Award granted under this Plan or any right evidenced thereby shall be transferable by the Participant other than by will or the laws of descent and distribution, and any Options shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(f) Section 409A. The Plan is intended to provide compensation that is exempt from or that complies with Section 409A, and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. The Plan shall not be amended in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid adverse tax consequences under Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Committee determines that any Award may be subject to Section 409A, the Board may adopt such amendments to the Plan and the Award or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions that the Board or the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or (ii) comply with the requirements of Section 409A.

Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of Service and the Company determines, in good faith, that immediate payment of any amounts or benefits under this Plan would cause a violation of Section 409A, then any amounts or benefits that are payable under the Plan upon the Participant’s “separation from service” within the meaning of Section 409A that (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

(g) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.